EXHIBIT 23.1


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                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1987 Stock Option Plan of Placer Dome Inc. of our report dated February 19, 2003, with respect to the consolidated financial statements of Placer Dome Inc. prepared in accordance with Canadian generally accepted accounting principles and our report dated February 19, 2003, with respect to the consolidated financial statements of Placer Dome Inc. prepared in accordance with US generally accepted accounting principles included in its Annual Report (Form 40-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


Vancouver, Canada,                                         /s/ Ernst & Young LLP
May 16, 2003                                               Chartered Accountants